EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

July 22, 2010

Cherokee Inc.

6835 Valjean Avenue

Van Nuys, CA 91406

Re:  The 2006 Incentive Award Plan of Cherokee Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of six hundred thousand (600,000) shares of your common stock, $0.02 par value (the “Common Shares”), (i) five hundred thousand (500,000) which will be issuable under the 2006 Incentive Award Plan of Cherokee Inc., as amended (the “Plan”) and (ii) one hundred thousand (100,000) of which will be issuable upon the exercise of a stock option granted pursuant to a certain Stock Option Agreement by and between the Company and Robert Margolis, dated as of June 4, 2010 (the “Option Agreement”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the Option Agreement and the authorization of the issuance of the Common Shares under the Plan (the “Plan Shares”) or pursuant to the exercise of the Option Agreement (the “Option Shares”), and such documents as we have deemed necessary to render this opinion.  For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan or pursuant to exercise of the Option Agreement, the Company will receive consideration in an amount not less than the aggregate par value of the Common Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that (i) the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, and (ii) the Option Shares, when issued and outstanding pursuant to the exercise of the Option Agreement, will be legally issued, fully paid and nonassessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP